Exhibit 4.1

CREDIT AGREEMENT

BETWEEN

BANCO BILBAO VIZCAYA
ARGENTARIA, S.A.

HORSEHEAD CORPORATION

AND

HORSEHEAD HOLDING CORP.

CREDIT AGREEMENT BETWEEN
HORSEHEAD CORPORATION
AND
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

This AGREEMENT is made in Madrid, Spain on the 28th day of August, 2012.

BETWEEN:

HORSEHEAD CORPORATION (hereinafter referred to as the "BORROWER") a company duly incorporated under the laws of Delaware with registered office in 4955 Steubenville Pike, Suite 405, Pittsburgh, PA 15205, USA, duly represented by Mr James M. Hensler, its President and Chief Executive Officer.

HORSEHEAD HOLDING CORP. (hereinafter referred to as the "GUARANTOR") a company duly incorporated under the laws of Delaware with registered office in 4955 Steubenville Pike, Suite 405, Pittsburgh, PA 15205, USA, duly represented by Mr James M. Hensler, its President and Chief Executive Officer.

AND

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (hereinafter called the "LENDER") incorporated according to the Spanish laws and domiciled for this AGREEMENT at C/ Vía de los Poblados, s/n, 4th floor, 28033 - Madrid, Spain, duly represented by Ms. Carina Allendes Siliano and Mr. Óscar Castro Fernández.

The parties mutually recognising their respective sufficient capacities to execute, deliver and perform this AGREEMENT, make the following

R E C I T A L S

I.
WHEREAS, the BORROWER has entered into two CONTRACTS with TÉCNICAS REUNIDAS S.A., for a “Know-how license and supply agreement in relation to the use of Modified Zincex Technology”, dated on March 18th, 2011, as amended on October 13, 2011 and January 18, 2002, and a “Know-how license and supply agreement in relation to the use of Plint technology, dated as of September 1, 2011, collectively amounting to EUR 28,382,825.00 (Euros twenty-eight million, three hundred and eighty two thousand, eight hundred and twenty five).

II.	WHEREAS the BORROWER is interested in receiving from the LENDER a CREDIT which will permit the partial financing of the CONTRACTS.

III.	WHEREAS HORSEHEAD HOLDING CORP. is ready to provide a GUARANTEE to cover the risks arising from the CREDIT.

IV.
WHEREAS the LENDER, subject to the approval of the Spanish Authorities, agrees to provide the aforesaid CREDIT, which must comply with the norms set out by the Spanish Legislation on Official Support to Export Credits and other concomitant regulations. The LENDER shall be supported by the Spanish Government through Compañía Española de Seguros de Crédito a la Exportación "CESCE", that shall issue its insurance coverage in favour of the LENDER by an insurance policy to be executed at the LENDER'S satisfaction.

Now, therefore, the BORROWER, the GUARANTOR and the LENDER agree to carry out this AGREEMENT, which shall be governed by the following

ARTICLES

ARTICLE 1.-	DEFINITIONS

Unless otherwise expressly stated in the AGREEMENT,

AGREEMENT	means the present document and its Annexes.

ARTICLE	means each article identified and numbered as such under this AGREEMENT.

BORROWER	means HORSEHEAD CORPORATION.

BUSINESS DAY	means a day in which commercial banks and foreign exchange markets are open for business for the currency of the CREDIT in the place of payment and in New York.

C.E.S.C.E./CESCE	means Compañía Española de Seguros de Crédito a la Exportación (the Spanish Export Credit Insurance Company).

CONTRACTS
means the sale and purchase documents signed between the EXPORTER and the IMPORTER, for a “Know-how license and supply agreement in relation to the use of Modified Zincex Technology”, dated on March 18th, 2011, as amended on October 13, 2011 and January 18, 2002,  and a “Know-how license and supply agreement in relation to the use of Plint technology, dated as of September 1, 2011, collectively amounting to EUR 28,382,825.00 (Euros twenty-eight million, three hundred and eighty two thousand, eight hundred and twenty five).

CREDIT
means the credit facility granted by the LENDER to the BORROWER under the AGREEMENT, in order to partially finance the CONTRACTS in the percentage and under the conditions approved by the LENDER, CESCE and the Spanish authorities.

DRAWDOWN
PERIOD	means the lapse of time in which the CREDIT can be disbursed, as specified in ARTICLE 4.

EFFECTIVE DATE	means the date on which the LENDER confirms to the BORROWER that all the conditions stated in ARTICLE 3.1 have been fulfilled.

EUR or EURO	means the legal currency of the European Economic and Monetary Union.

EXCHANGE RATE	means the rate for exchange for converting EUROS to USD, as established in the CONTRACTS.

EXPORTER	means TÉCNICAS REUNIDAS, S.A.

GUARANTEE	means the guarantee which is issued under this AGREEMENT by the GUARANTOR for the CREDIT according to such established in ARTICLE 6 BIS.

GUARANTOR	means HORSEHEAD HOLDING CORP.

IMPORTER	means HORSEHEAD CORPORATION.

INSURANCE
POLICY	means the Insurance Policy issued by CESCE that partially covers the CREDIT.

IRREVOCABLE
DOCUMENTARY
PAYMENT
ORDER
means the instruction given to the LENDER by the BORROWER to pay to the EXPORTER, or to reimburse the BORROWER, the portion financed of the CONTRACTS, and to CESCE the portion financed of the insurance premium, as per ARTICLE 11.

LENDER	means BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

LIBOR
means the British Bankers’ Association Interest Settlement rate for USD and the relevant period, displayed on the appropriate page of the Reuters Screen, or in any equivalent successor reference, at or about 11:00 a.m. (CET) on the second BUSINESS DAY prior to the commencement of each interest liquidation period.

USD or US dollars	means the legal currency of the United States of America.

ARTICLE 2.-         PURPOSE AND AMOUNT

2.1	The purpose of this AGREEMENT to establish the terms and conditions under which the LENDER grants a CREDIT to the BORROWER in order to partially finance the CONTRACTS.

2.2
The aggregate amount of the CREDIT shall be up to, but not exceed, the equivalent value in USD of EUR 18,831,401.25 (Euros eighteen million, eight hundred and thirty one thousand, four hundred and one, and twenty five cents) (i.e. the 66.35% of the CONTRACTS amount), plus USD 968,090.25 (US dollars nine hundred and sixty eight thousand, ninety, and twenty five cents) (i.e. the 100% of CESCE’s insurance premium).

2.3
In order to determine the equivalent value in USD of the EUR 18,831,401.25 amount, the LENDER shall convert the EURO into USD by applying the EXCHANGE RATE determined as defined in ARTICLE 1 of this AGREEMENT.

ARTICLE 3.-	EFFECTIVE DATE AND COMING INTO FORCE OF THE AGREEMENT

3.1
This AGREEMENT shall enter into force when signed by both parties. If it is signed in two different locations, then it shall enter into force on the date when the last party has signed it. Notwithstanding the foregoing, its coming into force is subject to the LENDER’s written confirmation to the BORROWER that the following precedent conditions have been complied with or waived by the LENDER:

3.1.1	The LENDER shall have received from the BORROWER:

a)
A list with the name of the persons authorised by the BORROWER and the GUARANTOR to sign the present AGREEMENT, as well as all the documents related to it, together with their “Evidence of Authority” containing specimen of authorised person’s signatures duly notarized and with the Apostille of the Hague, in form and substance satisfactory to the LENDER and CESCE. The BORROWER and the GUARANTOR shall keep the above mentioned list up to date.

b)
A Legal Opinion issued by a Law Firm satisfactory to the LENDER and CESCE, with signatures duly notarized and with the Apostille of the Hague, approved by the LENDER, substantially drawn as per the terms of ANNEX I, to the LENDER’s satisfaction, together with the justificatory documents when required by the LENDER.

c)	An Environmental Action Plan in form and substance satisfactory to CESCE.

3.1.2	Acceptance by CESCE to insure the CREDIT, in a way acceptable for the LENDER, provided by means of a formal offer.

Once those requirements have been fulfilled with, the LENDER will communicate to the BORROWER the EFFECTIVE DATE of the AGREEMENT.

If any of the requirements stated in this ARTICLE 3.1 are not fulfilled or waived by the LENDER within ninety (90) days from the date of the signature of the AGREEMENT, then the LENDER will be liberated of its obligation to finance the CONTRACTS.

3.2	Notwithstanding the foregoing, drawings on the CREDIT shall be made only when the following precedent conditions had been fulfilled on the date of each disbursement:

3.2.1
The CONTRACTS are fully effective and have entered into force. The LENDER shall have received a written communication from the IMPORTER and/or the EXPORTER confirming that the CONTRACTS have come into force.

3.2.2
The LENDER shall have received from the EXPORTER all the documents required to be delivered by the parties under the CONTRACTS, as well as any other document required by CESCE or by the LENDER in relation to the CONTRACTS.

3.2.3	The EXPORTER shall have received, at least, 15% of the total amount of the CONTRACTS.

3.2.4	The LENDER shall have received the amount of the Management Fee, as per ARTICLE 10.1.

3.2.5
The INSURANCE POLICY issued by CESCE shall be in full force, and all the precedent conditions therein stated have been complied with. The insurance premium must have been fully paid as requested by CESCE.

3.3
The BORROWER expressly and irrevocably instructs the LENDER to make the first drawdown of the CREDIT as soon as the conditions stated in ARTICLES 3.1 and 3.2.2 and 3.2.4 have been duly accomplished or waived by the LENDER. This first drawdown will be made for an amount equal to the amount of the portion financed under the AGREEMENT of the INSURANCE POLICY premium.

3.4
The CREDIT shall be only used to make payments to the EXPORTER (or to his order) or to reimburse the BORROWER and/or to make a payment to CESCE (for the financing of the insurance premium) on behalf of and for the account of the BORROWER. Such payments will be made according to ARTICLE 11 establishing the conditions and against presentation of the documents established in the IRREVOCABLE DOCUMENTARY PAYMENT ORDER and subject to the requirements and terms set out in this ARTICLE.

ARTICLE 4.-	DRAWDOWN PERIOD

4.1
The CREDIT may be drawn within a period of thirty-six (36) months from the day of entering into force of the CONTRACTS (hereinafter referred to as the "DRAWDOWN PERIOD"). Should this period be expired, and the CREDIT not be totally drawn, then the LENDER may authorise new drawdowns if requested by the BORROWER and provided that the prior approval in writing of CESCE has been obtained.

4.2
The LENDER may authorise automatically, and without any further requirement, drawdowns for an additional period of two (2) months following the expiry date of the DRAWDOWN PERIOD, taking into account that the documents presented, required to proceed with the corresponding disbursement, would be dated prior or on the expiry date of the DRAWDOWN PERIOD.

ARTICLE 5.-	PAYMENTS TO THE EXPORTER FOR THE PORTION OF THE CONTRACTS NOT FINANCED UNDER THE AGREEMENT

5.1	The portion of the CONTRACTS not financed by means of this CREDIT (i.e. the equivalent value in USD of EURO 9,551,423.75) shall be paid to the EXPORTER with funds other than those from the CREDIT.

5.2	The portion of such payment in an equivalent value in USD of, at least, EURO 4,232,223.75 shall be received by the EXPORTER on or before the first drawdown on the CREDIT used to pay to the EXPORTER.

ARTICLE 6.-	PROCEDURE FOR DRAWING

6.1
The CREDIT shall be only utilised by the LENDER on behalf of and for the account of the BORROWER to pay directly to the EXPORTER or to his order or to reimburse the BORROWER, or to CESCE, the sums specified in the IRREVOCABLE DOCUMENTARY PAYMENT ORDER. And this under the conditions and against presentation of the documents therein established and subject to the requirements set out in this ARTICLE.

6.2
Drawings on the CREDIT shall be made available to the EXPORTER or the BORROWER against the presentation of the documents required by the IRREVOCABLE DOCUMENTARY PAYMENT ORDER and according the conditions stated in ARTICLE 3, this ARTICLE 6 and ARTICLE 11.

Each drawdown shall have an amount not lesser than the equivalent value in USD of EUR 50.000.00 (Euros Fifty thousand). Drawdowns for an amount lesser than this amount shall only be available if the LENDER authorises it.

6.3.
The LENDER shall make each payment to the EXPORTER or the BORROWER within   fifteen (15) BUSINESS DAYS from the presentation, in form and substance satisfactory   to the LENDER, of the documents conformed with the list stated in the IRREVOCABLE   DOCUMENTARY PAYMENT ORDER and after completion of all the conditions stated   in this ARTICLE 6.

Should the LENDER find discrepancies in the said documents, the LENDER shall promptly inform the EXPORTER so as to change or replace the mentioned documents.

6.4	The lodging of the documents to the LENDER, as required in this ARTICLE, shall imply irrevocable authorisation given by the BORROWER to the LENDER to make payments thereof.

6.5
The BORROWER expressly accepts that all payment made by the LENDER pursuant to   the terms thereof shall be considered as drawing of the CREDIT and shall therefore    constitute indebtedness of the BORROWER vis-à-vis the LENDER hereunder.

ARTICLE 6	BIS.- GUARANTEE

The GUARANTOR grants to the LENDER a first demand, unconditional, irrevocable GUARANTEE according to the following:

Irrespective of the BORROWER’S responsibility, the GUARANTOR grants in favour of the LENDER a first demand guarantee, guaranteeing the fulfilment of all obligations assumed by the BORROWER by virtue of this AGREEMENT.

This GUARANTEE equally applies to any extensions, renewals, novations or amendments which could affect the BORROWER’S obligations under the AGREEMENT, hence, the GUARANTEE’S validity and effectiveness will be up to the complete fulfilment of all obligations assumed by the BORROWER under this AGREEMENT.

This GUARANTEE is independent of the CONTRACTS and of any other legal relationship, and thus, excludes any right of discussion, priority or division.

The GUARANTOR shall pay to the LENDER promptly upon receiving the LENDER’S first written demand the amount demanded by the LENDER under the GUARANTEE.

In case the GUARANTOR was not to pay the amount as demanded by the LENDER upon receipt of the LENDER’S demand, the GUARANTOR shall pay interest on the amounts owed to the LENDER calculated from the issue day of the LENDER’S demand until payment is received in full by the LENDER according to ARTICLE 7.4 of the AGREEMENT.

This GUARANTEE is governed by Spanish law and subsidiarily by the ICC Uniform Rules for Demand Guarantees, Publication 758.

The fact that the LENDER demands payment under this GUARANTEE does not restrict the LENDER’S right of effecting subsequent claims while this GUARANTEE continues to be effective, and the LENDER retains all its rights and actions against the BORROWER as well as against the GUARANTOR with respect to those guaranteed obligations which have not been satisfied or paid upon having effected a demand under this GUARANTEE.

All references made in the AGREEMENT and in all its related documents with respect to the BORROWER’S obligation to repay the CREDIT’S principal amount and to pay the CREDIT’S interest and any other obligation assumed by the BORROWER under the AGREEMENT are equally assumed and fully guaranteed by the GUARANTOR.

The GUARANTOR declares that it knows the AGREEMENT and is fully aware of all obligations assumed by the BORROWER under the AGREEMENT.

ARTICLE 7.-	INTEREST

7.1
The interest rate applicable to the CREDIT shall be the LIBOR for the period from the date of the relating drawing (or, following the first repayment maturity date of the CREDIT, the related maturity date for repayment of the CREDIT) up to the next maturity date for repayment of the CREDIT (rounded upwards –if necessary- to a full month), plus 3.20 % p.a. (the “Margin”) (320 basis points p.a.).

Such interest to accrue shall be calculated on the basis of the actual days elapsed and a year of three hundred and sixty (360) days, for the period from the date of each related drawing (or, following the first repayment maturity date of the CREDIT, the related maturity date for repayment of the CREDIT) up to the next maturity date for repayment of the CREDIT, on the outstanding principal balance of the CREDIT.

7.2	The Margin applicable to the CREDIT shall remain unaltered until its termination.

7.3	Accrued interest shall be paid to the LENDER semi-annually, together with each instalment of principal, according to ARTICLE 8.

The LENDER shall request payment of  interest payments due on the CREDIT  at least 15 days before each maturity date for repayment of the CREDIT, and shall communicate the interest amount due to the BORROWER at least three (3) BUSINESS DAYS before the end of such period.

7.4
The overdue and unpaid amounts due from the BORROWER and/or the GUARANTOR under this AGREEMENT shall bear default interest on a day-to-day basis from the due date of payment up to the date of receipt of such payment by the LENDER, at an interest rate resulting from increasing 2% (200 basis points) p.a. over the interest rate applicable to the CREDIT according to ARTICLE 7.1.

ARTICLE 8.-	REPAYMENT

8.1
The amounts effectively drawn under the CREDIT shall be repaid in 8.5 years, by means of 17 semi-annual, equal and consecutive instalments, first taking place at 6 months from the Starting Date of Repayment, and according to the conditions stated in this ARTICLE. The following repayments will take place each 6 months from the first one.

8.2	To the effects of repayments, the year is divided into four quarters in the following manner:

- 1st Quarter:	from 1st January to 31st March, both inclusive.
- 2nd Quarter:	from 1st April to 30th June, both inclusive.
- 3rd Quarter:	from 1st July to 30th September, both inclusive.
- 4th Quarter:	from 1st October to 31st December, both inclusive.

8.3	The maturity date for the first repayment of the CREDIT shall be determined in accordance with the following schedule:

Starting Date of Repayment	Maturity date for
(as defined in ARTICLE-8.6)	first repayment

from 1st January to 31st March	15th August
(1st Quarter)
from 1st April to 30th June	15th November
(2nd Quarter)
from 1st July to 30th September	15th February of
(3rd Quarter)	the following year
from 1st October to 31st December	15th May of the
(4th Quarter)	following year

8.4	The following repayments will take place each six (6) months from the date of maturity of the first repayment.

8.5
If there were disbursements of the CREDIT after the first repayment maturity date, then this later disbursed amount will become due for repayment in a number of instalments equal to the existing instalments not matured yet of the CREDIT. Therefore the outstanding amount corresponding to such disbursement will be distributed proportionally among the number of instalments not matured.

8.6	The Starting Date of Repayment of the CREDIT is defined as follows:

▪	The shipment’s date of each delivery of individual items (date of the bill of lading).
▪	The date of the rendering of services.
▪	The date of the corresponding drawdown made to pay to CESCE the portion financed of the insurance premium.

The Starting Date of Repayment cannot take place beyond the end of the DRAWDOWN PERIOD established in ARTICLE 4.1.

8.7	At least fifteen (15) days before each maturity date for repayment hereunder, the LENDER shall confirm to the BORROWER, by fax, the value date and amount due of the corresponding repayment.

Once the CREDIT is completely disbursed, the LENDER will notify the BORROWER of the final repayment schedule, which shall indicate the exact amount and maturity dates of principal and interest due on each repayment date in accordance with the total amount disbursed.

ARTICLE 9.-	PREPAYMENT

9.1
On any maturity date for repayment, the BORROWER may, upon giving the LENDER written and irrevocable notice, prepay the whole or a part of the principal outstanding of the CREDIT without penalty or premium. The LENDER should receive the written notice at least thirty (30) days before the maturity date for repayment chosen as a prepayment date.

9.2
The amount to be prepaid, which must be an exact multiple of the agreed semi-annual repayment of the CREDIT, shall be applied to the cancellation of principal in reverse order to the scheduled maturity dates for repayment. The payments of interest on the CREDIT still outstanding shall be adjusted accordingly. Amounts prepaid shall not be available for redrawing.

In case of prepayment, interest shall accrue under ARTICLE 7 only in respect of the portion of the CREDIT outstanding after such prepayment.

9.3	Prepayment of principal shall only be possible if there are no overdue payments under this AGREEMENT on the date of such prepayment.

9.4
Any broken funding charges and expenses incurred and duly justified by the LENDER arising from such prepayment if made on a date that is not a scheduled maturity date for repayment shall be paid by the BORROWER on first written demand made by the LENDER.

ARTICLE 10.-       FEES

10.1	Management Fee

The BORROWER shall pay to the LENDER, on or prior to the EFFECTIVE DATE, a management fee of 0.75% flat calculated on the aggregate amount of the CREDIT. In case that the amount of the CREDIT is reduced as a consequence of the application of ARTICLE 19.4, the Management Fee shall be adjusted accordingly.

10.2	Commitment Fee

The BORROWER shall pay to the LENDER a commitment fee of 0.50% p.a., calculated on the undrawn amount of the CREDIT.  This fee shall be calculated on a day to day basis from the EFFECTIVE DATE payable semi-annually in arrears. First payment will take place on the date finalising a period of six (6) months from the EFFECTIVE DATE and the last payment at the end of the DRAWDOWN PERIOD as per ARTICLE 4.

10.3
The fees mentioned in ARTICLES 10.1 and 10.2 shall be calculated and payable in EURO for the EUR 18,831,401.25 portion of the CREDIT, and calculated and payable in USD for the USD 968,090.25 portion of the CREDIT.

ARTICLE 11.-       IRREVOCABLE DOCUMENTARY PAYMENT ORDER

11.1	The BORROWER irrevocably instructs the LENDER to pay:

11.1.1
Up to the amount of the equivalent value in USD of, EUR 18,831,401.25 (Euros eighteen million, eight hundred and thirty one thousand, four hundred and one, and twenty five cents), corresponding to 66.35% of the total CONTRACTS amount,  against presentation of the following documents:

   A) For those drawdowns payable to the EXPORTER:

➢	Up to the equivalent value in USD of EUR 3,579,750.00 of the Proprietary Equipment against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies.

➢	Up to the equivalent value in USD of EUR 2,386,500.00 of the Proprietary Equipment against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	EXPORTER’s certificate verifying acknowledgment of raw materials at workshops.

➢	Up to the equivalent value in USD of EUR 5,966,250.00 of the Proprietary Equipment against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Copy of the Courier Consignment notice verifying shipment of the Proprietary Equipment.

➢	Up to the equivalent value in USD of EUR 100,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies.

➢	Up to the equivalent value in USD of EUR 260,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	BORROWER’s notification of the approval to proceed with the FEED Package or EXPORTER’s written notification of the commencement of the FEED activities.

➢	Up to the equivalent value in USD of EUR 260,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	BORROWER’s notification of the Project Approval or EXPORTER’s written notification of the issuance of the invoices to the BORROWER.

➢	Up to the equivalent value in USD of EUR 260,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Copy of the Courier Consignment notice, or EXPORTER’s written notification, verifying shipment of the Proprietary Equipment.

➢	Up to the equivalent value in USD of EUR 260,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	EXPORTER’s Certificate, or EXPORTER’s written notification, verifying the arrival of the EXPORTER’s cold commissioning team to actual ZINCEX Plant.

➢	Up to the equivalent value in USD of EUR 260,000.00 of the License Fee against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Certificate issued by the BORROWER, stating the satisfactory accomplishment of the Acceptance Test.

➢	Up to the equivalent value in USD of EUR 700,000.00 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies.

➢	Up to the equivalent value in USD of EUR 700,000.00 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and

b)	Copy of the Courier Consignment notice verifying shipment of the ZINCEX CPD Progress Report or EXPORTER’s written notification of the issuance of the ZINCEX CPD Report.

➢	Up to the equivalent value in USD of EUR 700,000.00 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and
b)	Copy of the Courier Consignment notice verifying shipment of the ZINCEX CAPEX and OPEX Progress Report or EXPORTER’s written notification of the issuance of the ZINCEX CAPEX and OPEX Report.

➢	Up to the equivalent value in USD of EUR 4,035,000.00 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and
b)	Copy of the Courier Consignment notice verifying shipment of the ZINCEX BED and FEED Final Report or EXPORTER’s written notification of the issuance of the ZINCEX BED and FEED Final Report.

➢	Up to the equivalent value in USD of EUR 52,062.50 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and
b)	Copy of the Courier Consignment notice verifying shipment of the PLINT CPD Progress Report or EXPORTER’s written notification of the issuance of the PLINT CPD Report.

➢	Up to the equivalent value in USD of EUR 52,062.50 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and
b)	Copy of the Courier Consignment notice verifying shipment of the PLINT BED Progress Report or EXPORTER’s written notification of the issuance of the PLINT BED Report.

➢	Up to the equivalent value in USD of EUR 357,000.00 of the CPD/BED/FEED Packages against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies, and
b)	Copy of the Courier Consignment notice verifying shipment of the PLINT FEED Final Report or EXPORTER’s written notification of the issuance of the PLINT FEED Final Report.

➢	Up to the equivalent value in USD of EUR 80,800.00 of the Experimental Testwork against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Final Report part A or EXPORTER’s written notification of the issuance of Final Report part A.

➢	Up to the equivalent value in USD of EUR 144,000.00 of the Experimental Testwork against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Final Report part B or EXPORTER’s written notification of the issuance of Final Report part B.

➢	Up to the equivalent value in USD of EUR 144,000.00 of the Experimental Testwork against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies; and
b)	Certificate, or written notification, issued by the BORROWER, stating the satisfactory accomplishment of the Acceptance Test.

➢	Up to the equivalent value in USD of EUR 2,766,200.00 of the Technical Assistance against presentation to the LENDER of the following documents:

a)	Commercial Invoice in 1 (one) original and 2 (two) copies.

B) For those drawdowns payable directly to the BORROWER, and corresponding to amounts already paid by the BORROWER to the EXPORTER:

a)	A drawing request, signed by a duly authorised representative of the BORROWER and the GUARANTOR;
b)	A certificate, issued by the EXPORTER, confirming that the BORROWER has paid and the EXPORTER has received the amount corresponding to the relevant drawdown; and
c)	A copy of the relevant document(s), as requested in ARTICLE 11.1.1.(A).

Under no circumstance the total payments made under ARTICLES 11.1.1.A and 11.1.1.B shall exceed the equivalent value in USD of EUR 18,831,401.25 (Euros eighteen million, eight hundred and thirty one thousand, four hundred and one, and twenty five cents).

11.1.2	To CESCE, up to the amount of USD 968,090.25, upon presentation of the CESCE’s letter claiming the payment of the INSURANCE POLICY premium.

11.2	Payments will be made at sight, at the counters of the LENDER provided that the documents presented are in conformity with the instructions included in this ARTICLE.

11.3	The repayment by the BORROWER of all amounts paid under this IRREVOCABLE PAYMENT ORDER will be made according to ARTICLE 8 of the AGREEMENT.

ARTICLE 12.-	TAXES, LEVIES, STAMP DUTIES AND EXPENSES

12.1
All payments of principal, interest (including inter alia default interest), fees, expenses and other costs, payable by the BORROWER under the AGREEMENT, shall be made free and clear of and without any reduction for whatsoever reason, any present or future taxes, levies, duties, fees withholdings or any other expenses or deductions of whatever nature imposed by any corporation or taxing authority (other than the taxes on the overall net income of the LENDER imposed in the jurisdiction in which the LENDER is located), except when and to the extent required by applicable law.. If any tax, levy, duty, fee, withholding or any other expense or deduction (hereinafter, a “Tax Deduction”) is required by law to be made by the BORROWER (to the extent not reducible by any duly filled out and timely submitted United States IRS Form(s) W-8BEN or any successor form(s) properly establishing an eligibility for a complete exemption from withholding under the Convention between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income of 1990, as clarified by the Competent Authority Agreement of February 15, 2006), the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.  The LENDER will be a compliant Foreign Financial Institution (hereinafter, “FFI”) under the Foreign Account Tax Compliance Act (hereinafter, “FATCA”) once FATCA has been entered into force for these purposes. According to that, the LENDER will proceed to issue to the BORROWER a certification declaring its qualification as a compliant FFI.

12.2
The BORROWER undertakes to pay any present or future stamp or documentary taxes or any value added taxes or any other similar taxes, charges or levies which may arise in connection with this AGREEMENT and with the CREDIT agreed hereunder, demanded outside Spain in such way that the LENDER shall receive the full amount due under this AGREEMENT on the due date.

In the event that the BORROWER should fail to honour this undertaking in any material respect after notice and the opportunity to cure, the LENDER may declare its commitments under this AGREEMENT null and void and may demand the immediate repayment of all the amounts outstanding as set out in ARTICLE 15.

12.3
The expenses and fees of legal consultants, arbitrators, or attorneys incurred by a party in legal proceedings or arbitration in connection with this AGREEMENT shall be satisfied by the respective party involved except when determined otherwise by a judicial court or the corresponding arbitrators that a particular party must complete and satisfy the obligations of the said expenses and fees.

ARTICLE 13.-	REPRESENTATIONS AND WARRANTIES

13.1	The BORROWER and the GUARANTOR represent, warrant and undertake to the LENDER that:

13.1.1	They have taken all corporate actions that are required for the execution, delivery and performance of this AGREEMENT.

13.1.2
The execution and performance of this AGREEMENT by the BORROWER, and the execution and performance of the GUARANTEE assumed by the GUARANTOR does not contravene in any material respect any agreement, commitment or obligation with third parties to which the BORROWER or the GUARANTOR is a party, or which is binding on the BORROWER and/or the GUARANTOR or any of its assets.

13.1.3
They have the right, capacity and authority to execute this AGREEMENT, to exercise their rights and to perform their obligations as contained herein. All required consents, licences, approvals, registrations, authorisations and other actions required to be adopted and taken for the proper execution of this AGREEMENT and for the performance by the BORROWER and/or the GUARANTOR of their obligations hereunder have been duly and validly adopted.

All covenants and ARTICLES of this AGREEMENT are valid and legally enforceable and the obligations assumed by the BORROWER and/or the GUARANTOR hereunder are likewise valid and legally enforceable, subject to (i) applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other laws and judicially developed doctrines relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies.

13.1.4
All acts and conditions required to be performed, taken or fulfilled and all authorisations required to be obtained in the United States of America in order to enable the BORROWER and/or the GUARANTOR to validly execute this AGREEMENT, to exercise their rights and to perform their obligations hereunder, have been performed, taken, fulfilled or obtained, and all are in full force and effect.

13.1.5
All information provided by the BORROWER and/or the GUARANTOR to the LENDER in connection with this AGREEMENT is true, complete and accurate in all material respects and there is no material fact, circumstance or event of whatever nature that has not been disclosed to the LENDER and which would have, if disclosed, adversely affected in any material respect the decision of the LENDER considering whether or not entering into the AGREEMENT.

13.1.6
The BORROWER hereby expressly covenants with the LENDER that the obligations of the BORROWER under the AGREEMENT shall at all times rank at least pari passu with all other present or future unsecured debt of the BORROWER under any other loan or credit agreement to which the BORROWER is a party.

13.1.7
No event has occurred which constitutes an event of default for failure to pay indebtedness beyond any period of grace under or in respect of any unsecured agreement for borrowed money in excess of $ 1,000,000.00 to which the BORROWER and/or the GUARANTOR are obligors.

13.1.8
The execution of the AGREEMENT by the BORROWER and the performance of the obligations and conditions imposed on the BORROWER and on the GUARANTOR by the AGREEMENT constitute private and commercial acts.

13.1.9
Payments of principal, interest, fees or other amounts due by the BORROWER under the AGREEMENT shall be made by the BORROWER and/or the GUARANTOR without any deduction or withholding because of taxes, charges of any nature, or otherwise, the taxes deducted or withheld can be legally compensated so as the LENDER receive the due amounts as if the deduction would not have been effected.

13.1.10	They waive, vis-a-vis the LENDER all kind of immunity that they hold for any reason whatsoever.

13.1.11
The BORROWER and/or the GUARANTOR undertake to indemnify the LENDER against, and hold the LENDER harmless from, all losses, liabilities, claims or damages (except such as result from the gross negligence or wilful misconduct of the LENDER), incurred by the LENDER and evidenced in reasonable detail, arising directly or indirectly in relation to any investigation, litigation, arbitration or other proceeding relating to this AGREEMENT or in relation to any default hereunder or enforcement, collection, settlements or proceedings in respect of this AGREEMENT.

13.1.12	The GUARANTOR warrants that it holds 100%of the BORROWER’S voting rights and that it will not dispose of or reduce such control without receiving the prior written consent of the LENDER.

13.1.13
The CONTRACTS are also financed with other funds than those arising from the CREDIT and they allow the full execution of the CONTRACT. The nature and source of such funds are the corporate funds of the BORROWER, as well as funds that have been borrowed from other lenders.

13.1.14	The GUARANTOR warrants that its ratio of Debt to Equity must be, as long as there are any outstanding amounts to be paid under the CREDIT, no more than 1.2:1. For the purposes of this sub-article:

(a) “Debt” shall mean the aggregate, on a consolidated basis, of all outstanding obligations (whether present or future, or actual or contingent, including reclamation obligations from the operation of the zinc facility) for the payment or repayment of moneys which have been borrowed or raised (including money raised by acceptances or leasing) incurred by the GUARANTOR, as reflected on the Guarantor’s financial statements prepared in accordance with generally accepted accounting principles of the United States; and

(b) “Equity” shall mean the sum of the issued paid up ordinary shares of the GUARANTOR (including any share premium account) plus (or minus) the GUARANTOR’S retained earnings (or accumulated deficit), as reflected on the Guarantor’s financial statements prepared in accordance with generally accepted accounting principles of the United States.

13.2
The representations made in ARTICLE 13.1, which constitute an essential condition for the consent of the LENDER in this AGREEMENT, shall subsist after the execution of the AGREEMENT and be deemed to be repeated prior and on the date of each drawdown made on the CREDIT and each repayment date of the CREDIT as if made on each such occasion.

ARTICLE 14.-	OTHER UNDERTAKINGS AND COVENANTS

14.1	The BORROWER and the GUARANTOR undertake, so long as any amount payable under this AGREEMENT is outstanding, that:

14.1.1
They shall comply with all present or future regulations in order to ensure the validity of the AGREEMENT and they shall do their commercially reasonable best efforts in order to ensure the validity of the AGREEMENT and to perform their obligations under the AGREEMENT.

14.1.2
They shall promptly inform the LENDER of any event which would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement, of any circumstances which could lead to an Event of Default (as established in ARTICLE 15), which could adversely affect the accuracy of the representations made in this AGREEMENT (as per ARTICLE 13) or which may otherwise adversely affect the ability of the BORROWER and/ or the GUARANTOR to perform their obligations under the AGREEMENT.

14.1.3
The BORROWER shall pay when due its external indebtedness which is subject of a credit insurance policy issued by CESCE, whether by acceleration or otherwise but after giving effect to any applicable grace period if there.

14.1.4	The BORROWER or the GUARANTOR shall not suspend or cease to carry on (or threaten to suspend or cease to carry on) all or a substantial part of its business as conducted on the date of this AGREEMENT.

14.1.5	There shall be no suspension, rescission, termination, novation or material amendment of the CONTRACTS, unless previously approved in writing by the LENDER.

14.1.6	The BORROWER and/or the GUARANTOR shall fulfil all of their commitments regarding the information that must be provided to the LENDER and/or CESCE pursuant to the terms of the INSURANCE POLICY.

ARTICLE 15.-	EVENTS OF DEFAULT AND OTHER EVENTS PERMITTING ACCELERATION OF DEBT. INTERRUPTION OF PAYMENTS.

15.1
Any of the following events shall be considered as valid cause for the termination of the AGREEMENT and for the immediate repayment, subject to section 15.2, of all amounts due at that time by the BORROWER to the LENDER under the AGREEMENT, including all amounts which have not yet matured together with the interest on overdue amounts calculated in accordance with ARTICLE 7.4.

15.1.1
If any amount due by the BORROWER to the LENDER under this AGREEMENT, or under any other agreement between the BORROWER and LENDER, is not received by the LENDER on its due date, at the place and in the currency in which it is expressed to be payable, and the BORROWER has not remedied such failure for any reason whatsoever within three (3) BUSINESS DAYS, and subsequently and according with such established in Article 15.2 the BORROWER fails to pay the same within thirty (30) days of written notification by the LENDER to the BORROWER of such failure to pay, and demanding such payment.

15.1.2
The failure by the BORROWER and/or the GUARANTOR to fulfil any of the commitments, undertakings or covenants assumed by the BORROWER and/or the GUARANTOR under this AGREEMENT, and subsequently such failure is not cured within thirty (30) days after written notice thereof from LENDER specifying such failure and demanding that the same be cured, according with such established in Article 15.2.

15.1.3
If any representation, warranty or covenant, as established in ARTICLE 13 and/or ARTICLE 14, made or deemed to be repeated by or in respect of the BORROWER and/or the GUARANTOR pursuant to this AGREEMENT, or any notice, certificate or statement referred to or delivered under this AGREEMENT, is or proves to have been incorrect in any material respect, and subsequently the BORROWER has not corrected the same within thirty (30) days of demand therefore from the LENDER, according with such established in Article 15.2.

15.1.4
If any consent, license, approval, registration of or declaration to any governmental or public body or authority or Court, required by the BORROWER and/or the GUARANTOR to authorise, execute, deliver, validate or enforce this AGREEMENT or required for the BORROWER and/or the GUARANTOR to perform its obligations under this AGREEMENT is modified in any material respect or is not granted or is revoked or terminated or expires or otherwise ceases to be in full force and effect.

15.1.5	The insolvency of the BORROWER or the GUARANTOR, or the inability of the BORROWER or the GUARANTOR to comply with their payment obligations assumed under the present AGREEMENT.

15.1.6
Any act or decision taken by the Government of the United States of America or the State of Delaware which would in any way prevent or hinder in any material respect the performance of the obligations of the BORROWER or the GUARANTOR under the AGREEMENT.

15.1.7	Any corporate action, legal proceedings or other legal procedure or formal step is taken in relation to

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the BORROWER and/or the GUARANTOR;

(ii)
a composition, compromise, assignment or arrangement with any creditor of the BORROWER and/or the GUARANTOR in circumstances where the BORROWER or the GUARANTOR is unable to pay its obligations as they become due; or

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, special administrator, compulsory manager or other similar officer in respect of the BORROWER and/or the GUARANTOR or any of its material assets, or any analogous procedure or step in relation to the BORROWWER or theGUARANTOR is taken in any jurisdiction.

15.1.8
It is or becomes unlawful for the BORROWER and/or the GUARANTOR to perform any of their obligations under the AGREEMENT and the non-performance of such obligations would materially and adversely affect the ability of the BORROWER and/or the GUARANTOR to perform obligations under this AGREEMENT.

15.1.9
Any litigation, arbitration, or administrative, governmental, regulatory or other investigation, or proceeding or dispute is commenced against the BORROWER and/or the GUARANTOR or their assets which is reasonably likely to be adversely determined and if so determined would materially and adversely affect the ability of the BORROWER and/or the GUARANTOR to perform their obligations under this AGREEMENT.

15.2
Upon the occurrence of an event listed in sections 15.1.1 through 15.1.10 the LENDER may so inform the BORROWER and/or the GUARANTOR in writing and require the BORROWER and or the GUARANTOR, to remedy the situation. If the situation is not remedied within thirty (30) days from the date of such communication, the LENDER may suspend the disbursements and/or may demand from the BORROWER and the GUARANTOR, without necessity of other legal formality, the immediate repayment of the CREDIT and all other outstanding amounts due under the AGREEMENT, including all amounts that have not yet matured together with any delayed interest calculated in accordance with ARTICLE 7.4. The BORROWER and/or the GUARANTOR shall pay at first demand to the LENDER the claimed amount due.

15.3
The late exercise by the LENDER of any of its rights under this AGREEMENT, or the failure to exercise the same, shall in no way diminish the rights of the LENDER, nor prevent it form seeking any redress to which it may be entitled.

15.4
The BORROWER shall also pay to the LENDER, at its first demand, the judiciary and extra-judiciary costs, duly justified, reasonably incurred by the LENDER due to the failure by the BORROWER to perform any of the obligations contained in this AGREEMENT.

15.5
If the INSURANCE POLICY once executed does not come into full force and effect, or the terms of such document do not fully conform to the drawdowns made hereunder, or if the INSURANCE POLICY is suspended or terminated (other than any suspension or termination due to solely to the failure of the LENDER to comply with its obligations under the INSURANCE POLICY), the LENDER  may so inform the BORROWER and/or the GUARANTOR in writing and, if the situation is not remedied within thirty (30) days from the date of such communication, the LENDER may demand from the BORROWER and the GUARANTOR, without necessity of other legal formality, the immediate repayment of the CREDIT and all other outstanding amounts due under the AGREEMENT.

15.6
The LENDER's obligation to make drawdowns under the CREDIT shall cease immediately and the LENDER shall be entitled to suspend the drawdowns under the CREDIT should any of the following circumstances occur:

15.6.1	If the funds drawn on the CREDIT are not applied for the object provided in the CONTRACTS.

15.6.2
If the CONTRACTS are annulled, suspended or cancelled for whatever reason or are the subject of a court action or arbitration. In case of any such arbitration or court procedures between the EXPORTER and the IMPORTER, the drawings of the CREDIT shall be re-established if:

a)	The parties of the CONTRACTS withdraw their claims notifying the LENDER through the BORROWER, or
b)	The litigation or arbitration procedure is definitely solved in favour of the EXPORTER, and the LENDER receives a copy duly authenticated of the corresponding award, or
c)
Whether the arbitration or litigation procedures are definitely solved in favour of the IMPORTER, if the BORROWER would send to the LENDER a written authorisation ordering the LENDER to make payments to the EXPORTER.

15.6.3	If the DRAWDOWN PERIOD of the CREDIT has ended according to that stated in ARTICLE 4.

15.6.4	If the CONTRACTS are materially amended or modified without the consent of the BORROWER, the LENDER and CESCE.

ARTICLE 16.-	CURRENCY AND PLACE OF PAYMENT

16.1
Subject to the exception included in ARTICLE 16.3, all payment made by reason of this CREDIT shall be made in US dollars by means of an MT-202 bank-to-bank transfer, and shall be received in the place of payment, as stated in ARTICLE 16.2, for the scheduled amount and with the scheduled value date.

16.2
The place of payment is the account of Banco Bilbao Vizcaya Argentaria – Madrid open with Banco Bilbao Vizcaya Argentaria – New York. Should any payment fall due on a non-BUSINESS DAY, the payment shall be effected with value the following BUSINESS DAY and the interest shall continue to accrue accordingly, unless this day belongs to the following month, in which case the payment shall be made on the immediately previous BUSINESS DAY.

16.3
The amount corresponding to fees payable in EUROS, as established in ARTICLE 10.3, shall be made in EUROS by means of an MT-202 bank-to-bank transfer, and shall be received in the account of Banco Bilbao Vizcaya Argentaria – Madrid open with Banco Bilbao Vizcaya Argentaria – Madrid.

ARTICLE 17.-	ASSIGNMENT

17.1
The LENDER may at any time sell, assign, grant participation or otherwise dispose of the whole or part of the indebtedness outstanding from the BORROWER vis-à-vis to the LENDER under this AGREEMENT to another financial institution, only advising the BORROWER in advance in writing. Within seven (7) BUSINESS DAYS from the date of such communication, the BORROWER may communicate to the LENDER its rejection, if such purchaser, assignee, participant or other transferee would be entitled to receive any greater payment under ARTICLE 12 than the initial Lender named on the cover page hereof would have been entitled to receive with respect to the rights sold, assigned, participated or transferred.

At the request of the LENDER, the BORROWER may, from time to time, designate all further instruments as may, in the reasonable opinion of the LENDER, be necessary or advisable to give full force and effect to such assignment, or to evidence the effectiveness of the AGREEMENT. The foregoing shall be at no cost to the BORROWER.

17.2	If an assignment is made, all references made to the LENDER in this AGREEMENT shall, if applicable, construed as including such financial institution.

17.3	Except by operation of law, the rights and obligations from the BORROWER hereunder shall not be assigned by the BORROWER without the prior consent in writing of the LENDER.

ARTICLE 18.-	AGREEMENT COMPLETELY SEPARATED FROM THE CONTRACTS - INDEPENDENCE

18.1.
The BORROWER's obligation to pay to the LENDER the principal and interest and any other amount due in connection with the drawdowns under the CREDIT on the dates previously stated is not conditioned by the performance of the CONTRACTS, which is considered to be independent. Any obligation arising from the CREDIT shall not be altered by any claim lodged by the IMPORTER against the EXPORTER.

18.2.	The BORROWER expressly waives any counterclaim it may have against the LENDER as a consequence of the non-fulfilment by the EXPORTER of its obligations under the CONTRACTS.

ARTICLE 19.-	CREDIT INSURANCE

19.1
The CREDIT granted under the AGREEMENT shall be made available upon the condition that an insurance cover acceptable by the LENDER is obtained from CESCE prior to any disbursement under the CREDIT, by means of an INSURANCE POLICY. The insurance premium of CESCE will be for the account of the BORROWER.

19.2	The insurance premium of CESCE shall be considered as provisional until the last drawdown on the CREDIT is made and CESCE has issued the final insurance premium liquidation.

19.3	The BORROWER shall pay to the LENDER, upon its first written demand, the complementary amount of the insurance premium payable to CESCE, if the case may be.

19.4
Following the last drawdown on the CREDIT, and provided that the final insurance premium  is lower than the provisional insurance premium initially estimated, the LENDER, in coordination with CESCE, shall reduce the amount of the CREDIT in an amount equivalent to the difference between the final insurance premium and the provisional insurance premium.

ARTICLE 20.-	APPLICATION OF PAYMENTS

20.1	All payments made hereunder by the BORROWER and received by the LENDER, shall be applied to the BORROWER’S obligations hereunder for the categories described, and in the order stated, below:

(I)	Complementary CESCE insurance premium
(II)	Fees
(III)	Taxes and Expenses
(IV)	Default interest
(V)	Interest
(VI)	Principal

The LENDER will make such application starting with the oldest maturity of each category.

ARTICLE 21.-       SPECIAL CREDIT ACCOUNT

21.1.1	The LENDER shall open and maintain in its books a Special Credit Account under the name of the BORROWER. The entries in this Special Credit Account will reflect the balance of the CREDIT as follows:

a)	Amounts charged in the Special Account, which reflect the BORROWER’S obligations hereunder for the following categories:

-	drawdowns
-	default interest
-	interest
-	fees
-	expenses and costs

b)	Amounts credited in the Special Account:

-	All payment made under the CREDIT by or on behalf of the BORROWER that is received by the LENDER in the place of payment

21.2
The entries in the Special Credit Account, registered on their value date, in the LENDER's books shall be considered valid, and the balance of this account shall constitute evidence of the liquid debt repayable as per the terms set for hereunder, except clear mistake.

21.3
The BORROWER accepts that the certificate of the balance of the Special Credit Account opened for the CREDIT, issued by the LENDER according to ARTICLE 21.1, shall show the liquid debt repayable by the BORROWER, except clear mistake.

ARTICLE 22.-	GOVERNING LAW. SUBMISSION TO ARBITRATION

22.1	This AGREEMENT shall be governed and interpreted in all its aspects in accordance with the laws of the Kingdom of Spain.

22.2
All disputes between the LENDER and the BORROWER arising out or relating to this AGREEMENT which can not be settled amicably, shall be decided by one arbitrator appointed in accordance with the "Rules for Arbitration" of the International Chamber of Commerce of Paris, France. The applicable Law shall be the Spanish Law and the language English.

22.3
The arbitration procedure shall take place in Paris, France. The arbitration award shall be accepted by the parties without any review or appeal, being it fully binding and applicable in the United States of America after having complied with the procedures set by the Law of Delaware in order to recognise foreign awards.

ARTICLE 23.-	LANGUAGE AND COUNTERPARTS

23.1	This AGREEMENT is executed in four original copies, all in English language, and all of such copies taken together shall be deemed to constitute one and the same document.

ARTICLE 24.-       NOTICES

24.1	The contracting parties have elected their respective addresses for any correspondence, messages or notifications, as follows:

HORSEHEAD CORPORATION
Address:	4955 Steubenville Pike, Suite 405
Pittsburgh, PA 15205 USA
Fax:	1-412-788-1812
E-mail:	rscherich@horsehead.net
Attention:	Mr. Robert Scherich

HORSEHEAD HOLDING CORP.
Address:	4955 Steubenville Pike, Suite 405
Pittsburgh, PA 15205 USA
Fax:	1-412-788-1812
E-mail:	rscherich@horsehead.net
Attention:	Mr. Robert Scherich

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
Structured Trade Finance Spain
Address:	Calle Vía de los Poblados, s/n - 4th floor - 28033 Madrid (Spain)
Fax:	(34) 91.537.78.11
E-mail:	antonio.simon@bbva.com / oscar.castro@bbva.com
Attention:	Antonio Simón / Óscar Castro
SWIFT:	BBVAESMM

24.2
All usual communications provided for in the AGREEMENT shall be transmitted by fax, e-mail, or, in the event that the contents should so warrant it, by registered air mail, unless otherwise stated herein.

24.3
All notices shall be served by actual delivery of fax or e-mail, except otherwise provided in the AGREEMENT, and shall be deemed to have been received by the other party either when actually delivered or when the recipient's answerback has been received by the sender of the communication.

ARTICLE 25.-       DATA PROTECTION

Credit institutions and other providers of payment services, as well as payment systems and providers of technological services related to the transmission of data for the processing of financial transactions may be obliged by the law of the country in which their operate, or by agreements entered into by that country, to pass information on the transaction to the authorities or official institutions of other countries, situated within as well as outside of the European Union, to be used in the fight against the financing of terrorism and serious organised crime and the prevention of money laundering

IN WITNESS WHEREOF the parties hereto have caused this AGREEMENT to be duly executed as of the date first above written.

For:	For:
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	HORSEHEAD CORPORATION

/s/ Carina Allendes	/s/ Oscar Castro	/s/ James M. Hensler

Name: Carina Allendes	Óscar Castro	Name: James M. Hensler

For:
HORSEHEAD HOLDING CORP.

/s/ James M. Hensler

Name: James M. Hensler

ANNEX – I

MODEL OF LEGAL OPINION TO BE ISSUED BY THE BORROWER AND THE GUARANTOR

[_____], 2012

Banco Bilbao Vizcaya Argentaria, S.A.
Calle Vía de los Poblados s/n, 4th floor
28033 – Madrid
Spain

Re:           Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to Horsehead Corporation, a Delaware corporation (the “Borrower”) and Horsehead Holding Corp., a Delaware corporation (the “Guarantor”) in connection with the Credit Agreement dated as of [_____], 2012 (the “Credit Agreement”), including the Guarantee stated in Article 6 BIS of the Credit Agreement (the “Guarantee”), between the Borrower, the Guarantor and Banco Bilbao Vizcaya Argentaria, S.A. (the “Lender”), pursuant to which the Lender is to provide partial financing of certain Contracts entered into between the Borrower and Técnicas Reunidas S.A.  We are delivering this opinion letter to you at the Borrower’s and the Guarantor’s request pursuant to clause b) of Section 3.1.1 of the Credit Agreement.  This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus. Law. 831 (1998) (the “ABA Report”), Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 591 (1998) (the “TriBar Closing Opinions Report”).

Capitalized terms used but not defined in this opinion letter have the meanings given to them in the Credit Agreement.

In connection with rendering the opinions set forth below, we have examined:

(i)   the Credit Agreement;

(ii)  the Guarantee set forth in Article 6 BIS of the Credit Agreement;

(iii) the Certificate of Incorporation of the Borrower filed with the Secretary of State of the State of Delaware on May 21, 2003, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 15, 2003, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 25, 2006;

(iv)the Second Amended and Restated Certificate of Incorporation of the Guarantor filed with the Secretary of State of the State of Delaware on November 20, 2006;

(v)the unanimous written consent of the Board of Directors of the Borrower dated  [_____________], 2012, approving the execution and delivery of the Credit Agreement and related documents; and

(vi)the unanimous written consent of the Board of Directors of the Guarantor [__________], 2012, approving the execution and delivery of the Guarantee and related documents.

We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on (i) a certificate of the Borrower executed by an officer of the Borrower (the “Borrower Fact Certificate”) (a copy of which is attached to this opinion letter as Exhibit A) and (ii) a certificate of the Guarantor executed by an officer of the Guarantor (the “Guarantor Fact Certificate”) (a copy of which is attached to this opinion letter as Exhibit B).  In connection with the opinion in numbered paragraph 1 below, we have examined and relied solely upon the certificate of the Secretary of State of the State of Delaware dated ______, 2012, with respect to the Borrower, a copy of which is attached as Exhibit C hereto, and in connection with the opinion in numbered paragraph 2 below, we have examined and relied solely upon the certificate of the Secretary of State of the State of Delaware dated as of _____ __, 2012, with respect to the Guarantor, a copy of which is attached as Exhibit D hereto. We have not independently established any of the facts so relied on.

For the purposes of  this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine; (v) no changes in the facts certified in the Borrower Fact Certificate have occurred or will occur after the date of the Borrower Fact Certificate; (vi) no changes in the facts certified in the Guarantor Fact Certificate have occurred or will occur after the date of the Guarantor Fact Certificate; (vii) there are no documents or agreements between Lender and the Borrower or the Guarantor that have not been provided to us and that are not listed in the Credit Agreement that could affect any of the opinions expressed in this opinion letter; and (viii) there are no undisclosed modifications, waivers or amendments (whether written or oral) to any agreements reviewed by us.  We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to Credit Agreement (other than the Borrower and the Guarantor) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Credit Agreement enforceable against it; (iii) that the Credit Agreement has been duly authorized, executed and delivered by each party thereto (other than the Borrower and the Guarantor); (iv) that the Credit Agreement constitutes legal, valid and binding obligations of each party thereto (other than the Borrower and the Guarantor); (v) that the execution, delivery and performance by each party to the Credit Agreement (other than the Borrower and the Guarantor) do not contravene the terms of its organization documents or any statute, rule or regulation applicable to it; and (vi) that the proceeds of the loan facility provided for in the Credit Agreement will be used exclusively for financing the Contracts.  We have not verified any of the foregoing assumptions.

We note that the Credit Agreement is governed by the laws of the Kingdom of Spain and provides for arbitration in Paris, France in the event of any dispute between the Lender and the Borrower or the Guarantor. We further note that both the Borrower and the Guarantor are incorporated under the laws of the State of Delaware and are headquartered in the State of Pennsylvania.

The opinions expressed in this opinion letter are limited to (a) solely with respect to the opinion in numbered paragraph 4(d)(i), the federal laws of the United States; (b) solely with respect to the opinions in numbered paragraphs 1, 2, 3, 4(a) and 4(d)(iii), the General Corporation Law of the State of Delaware (the “DE Act”); and (c) solely with respect to the opinions in numbered paragraphs 4(b), 4(c), 4(d)(ii), 5, 6, 7 and 8, the law of the Commonwealth of Pennsylvania.  We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction, or the laws of any county, municipality or other political subdivision or local governmental agency or authority or any state securities laws or any rule or regulation issued pursuant to any state securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1.
The Borrower is in good standing and has a legal existence as a corporation under the laws of the State of Delaware and has full corporate power and authority under such laws to enter into the Credit Agreement.

2.
The Guarantor is in good standing and has a legal existence as a corporation under the laws of the State of Delaware and has full corporate power and authority under such laws to enter into the Credit Agreement.

3.	The Credit Agreement has been duly authorized, executed and delivered by the Borrower and the Guarantor.
4.
The execution and delivery of the Credit Agreement by each of the Borrower and the Guarantor, and the performance of its obligations thereunder (including under Section 13.1.6 and, subject to matters described in opinion paragraph 6 below, under Section 12.1), do not (a) conflict with its certificate of incorporation and bylaws; (b) in the case of the Borrower, violate or result in a default under the terms of any material agreement listed in the Borrower Fact Certificate; (c) violate or result in a default under the terms of any material agreement listed in the Guarantor Fact Certificate; or (d) violate any (i) applicable federal statute, (ii) the laws of the Commonwealth of Pennsylvania or (iii) the DE Act.

5.
No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States or of the Commonwealth of Pennsylvania or the DE Act is required on the part of the Borrower and the Guarantor for the execution or delivery by the Borrower and the Guarantor of the Credit Agreement.

6.
The rate of interest provisions of the Credit Agreement will not violate any applicable usury laws of the Commonwealth of Pennsylvania or other applicable laws of the Commonwealth of Pennsylvania regulating the interest rate, fees, and other charges that may be collected with respect to the Credit.  This opinion is qualified to the extent, if any, that the transactions contemplated by the Credit Agreement may be subject to 18 Pa. Cons. Stat. § 911(b), which provides that it is unlawful to use or invest income derived from a pattern of “racketeering activity” in the operation of any enterprise.  18 Pa. Cons. Stat. § 911(h)(1)(iv) defines “racketeering activity” as including the collection of any money “at a rate of interest exceeding 25% per annum … where not otherwise authorized by law.”

7.
A final, conclusive and unsatisfied in personam judgment of a court of Spain having jurisdiction under its own domestic law, rendered against the Borrower or the Guarantor in a suit, action or proceeding against the Borrower or the Guarantor in respect of the obligations of the Borrower or the Guarantor under the Credit Agreement, which is enforceable where rendered for a definite sum of money (other than a judgment for taxes, a fine or other penalty, or a judgment in matrimonial or family matters), will be enforceable in the courts of the Commonwealth of Pennsylvania without a reexamination of the merits of the issues determined by the proceedings in the court of Spain and in order to enforce such judgment neither the Borrower nor the Guarantor will be (i) required to be licensed or qualified to carry on business in the Commonwealth of Pennsylvania or (ii) entitled to claim sovereign immunity in relation to their current assets.

8.
The provision of the Credit Agreement specifying the law of Spain as the law governing the Credit Agreement is enforceable under the law of the Commonwealth of Pennsylvania, provided that (i) Spain has a substantial relationship to the parties or the transaction or there is any other reasonable basis for the parties’ choice of law and (ii) application of the law of Spain is not contrary to a fundamental policy of the Commonwealth of Pennsylvania or any other jurisdiction that has a more significant relationship to the parties or the transaction.

Our opinion set forth in numbered paragraph 7 is subject to the exceptions set forth in the Uniform Foreign Money Judgment Recognition Act as in effect in the Commonwealth of Pennsylvania, 42 P.S. § 22001 et. seq. (the “Foreign Judgments Act”).  The Foreign Judgments Act provides that a foreign judgment need not be recognized if:

(1)           the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend;

(2)           the judgment was obtained by fraud;

(3)           the cause of action or claim for relief on which the judgment is based is repugnant to the public policy of this state;

(4)           the judgment conflicts with another final and conclusive judgment;

(5)           the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in that court; or

(6)           in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action.

The Foreign Judgments Act also provides that a foreign judgment is not conclusive if:

(1)           the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law;

(2)           the foreign court did not have personal jurisdiction over the defendant; or

(3)           the foreign court did not have jurisdiction over the subject matter.

We note, however, that the Foreign Judgments Act provides that a foreign judgment shall not be refused recognition for lack of personal jurisdiction if:

“... (3)     the defendant, prior to the commencement of the proceedings, had agreed to submit to the jurisdiction of the foreign court with respect to the subject matter involved; ... [or]

“… (5)    the defendant had a business office in the foreign state and the proceedings in the foreign court involved a cause of action or claim for relief arising out of business done by the defendant through that office in the foreign state ….”

Our opinion set forth in numbered paragraph 7 is also subject to the provisions of the Uniform Enforcement of Foreign Judgments Act as in effect in the Commonwealth of Pennsylvania, 42 Pa.C.S. § 4306, which among other things requires the filing of an authenticated copy of the judgment and docket entries incidental thereto together with an affidavit.

We express no opinion with respect to the enforceability of any provision in the Credit Agreement: (i) relating to rights of indemnification and contribution; (ii) that purports to waive or modify a party’s obligations of good faith, fair dealing, diligence, mitigation of damages, reasonableness or due notice, or to waive rights, remedies or defenses, to release or indemnify a party from or against liability for the party’s own unlawful or willful misconduct, recklessness or gross negligence, or to preclude modification of the Credit Agreement through any means other than a writing such as through custom or due course of conduct; (iii) that purports to give conclusive effect to any characterization of certain fees, charges, costs reimbursements or the like, as not being deemed interest for the use of money; (iv) that designates the jurisdiction, forum or venue for resolution of any cause of action or dispute or the method of service of process; (v) that authorizes set off without notice, by a person other than Lender or by Lender for amounts other than those owing to Lender; (vi) that purports to grant to Lender a power of attorney or appointment as an attorney-in-fact; (vii) that permit the declaration of a default for an immaterial breach of provisions of the Credit Agreement; and (viii) that gives conclusive effect to any calculation, determination or decision, or permit the same to be made in the sole discretion of any person.  We express no opinion with respect to any matter involving financial information or relating to compliance with financial covenants or financial requirements.

We express no opinion on any matter regarding any provisions of any other documents or agreements other than the Credit Agreement and the Guarantee included in its Article 6 BIS between the Borrower, the Guarantor and the Lender.

We are furnishing this opinion letter to you solely in connection with Credit Agreement and the Guarantee included in its Article 6 BIS, and you may not rely on this opinion letter in any other connection except that any person who becomes a lender pursuant to the Credit Agreement may rely on this opinion letter as if it was addressed to such person subject to all of the assumptions and qualifications applicable to this opinion letter as rendered to you and subject further to the condition and understanding that: (i) this opinion letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any party other than you, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance must be actual and reasonable under the circumstances existing at the time such person becomes a lender, including any changes in law, facts or other developments known to or reasonably knowable by such person at such time.

Subject to the foregoing, this opinion letter may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Yours truly,

Exhibits:
Exhibit A: Borrower Fact Certificate
Exhibit B: Guarantor Fact Certificate
Exhibit C: Borrower Good Standing Certificate
Exhibit D: Guarantor Good Standing Certificate

EXHIBIT A TO K&L GATES LLP LEGAL OPINION

Borrower Fact Certificate

HORSEHEAD CORPORATION

FACT CERTIFICATE

___________, 2012

To:                           K&L Gates LLP:

This Certificate is made and delivered to K&L Gates LLP by the undersigned on behalf of Horsehead Corporation, a Delaware corporation (the “Company”).  The undersigned understands that K&L Gates LLP will rely on this Certificate in giving its legal opinion or opinions in connection with the Credit Agreement dated as of [________], 2012 (the “Credit Agreement”), between the Company, as Borrower, Horsehead Holding Corp., as the Guarantor and Banco Bilbao Vizcaya Argentaria, S.A., as the Lender (the “Lender”), pursuant to which the Lender is to provide partial financing of certain contracts entered into between the Borrower and Técnicas Reunidas S.A.

I hereby certify that I am a duly elected, qualified and incumbent officer of the Company, that I am authorized by the Company to make, execute and deliver this Certificate, and that I am personally familiar with the following facts.  On behalf of the Company in my capacity set forth above, I further certify that:

1.           Articles of Incorporation.  Attachment 1 attached to this Certificate is a true, complete and correct copy of the Certificate of Incorporation of the Company in effect on the date of this Certificate.  Except as set forth in Attachment 1 there has not been any amendment or other modification of the Certificate of Incorporation nor any proceeding of the Board of Directors or shareholders of the Company with respect to any proposed amendment or modification.

2.           Bylaws.  Attachment 2 attached to this Certificate is a true, complete and correct copy of the Bylaws of the Company in effect on the date of this Certificate.  Except as set forth in Attachment 2 there has not been any amendment or other modification of the Bylaws nor any proceeding of the Board of Directors or shareholders of the Company with respect to any proposed amendment or modification.

3.           Corporate Proceedings.  Attachment 3 attached to this Certificate is a true, complete and correct copy of all proceedings (including all resolutions and other actions) of the Board of Directors of the Company relating to the transaction identified above.  All such resolutions and actions were duly adopted or taken by the Board of Directors in accordance with the Company’s bylaws and the laws of the State of Delaware.  All such resolutions and actions remain in full force and effect and, except as set forth on Attachment 3, there has not been any amendment or other modification of any of those resolutions or actions, written or oral.  The shareholders of the Company have not adopted any resolution or taken any other action, written or oral, with respect to the transaction described above.

4.           Corporate Existence.  No action or proceeding has been taken or commenced, or is currently threatened, by or against the Company to dissolve the Company, to revoke its charter, or to discontinue its business; no receiver, liquidator or trustee has been or is proposed to be appointed for the Company or any of its properties; the Company has not been and is not proposed to be adjudged bankrupt or insolvent; and no arrangement or reorganization for the benefit of creditors relating to the Company has occurred or is proposed.

5.           Qualification to do Business.  Attachment 4 attached to this Certificate identifies all jurisdictions in which the Company is qualified to do business as a foreign corporation.

6.           Material Contracts.  Attachment 5 attached to this Certificate identifies all loan agreements and evidences of indebtedness to which the Company is a party and all other agreements or instruments to which the Company is a party and that are material to the business or financial condition of the Company.

7.           Business of the Company.  The Company is a producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust.

8.           K&L Gates LLP may rely on the statements made in this Certificate as a basis for its legal opinion or opinions to be given in connection with the transaction mentioned above.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate and caused it to be delivered to K&L Gates LLP as of the date first above written.

HORSEHEAD CORPORATION

By: ________________________________________
Name:
Title:

ATTACHMENT 1 TO HORSEHEAD CORPORATION FACT CERTIFICATE

CERTIFICATE OF INCORPORATION

ATTACHMENT 2 TO HORSEHEAD CORPORATION FACT CERTIFICATE

BYLAWS

ATTACHMENT 3 TO HORSEHEAD CORPORATION FACT CERTIFICATE

RESOLUTIONS

ATTACHMENT 4 TO HORSEHEAD CORPORATION FACT CERTIFICATE

FOREIGN QUALIFICATIONS

ATTACHMENT 5 TO HORSEHEAD CORPORATION FACT CERTIFICATE

MATERIAL CONTRACTS

1.
Revolving Credit and Security Agreement, dated as of September 28, 2011, by and among Horsehead Corporation, as borrower, Horsehead Holding Corp., as guarantor, and PNC Bank, National Association, as agent and lender

EXHIBIT B TO K&L GATES LLP LEGAL OPINION

Guarantor Fact Certificate

HORSEHEAD HOLDING CORP.

FACT CERTIFICATE

August __, 2012

To:                           K&L Gates LLP:

This Certificate is made and delivered to K&L Gates LLP by the undersigned on behalf of Horsehead Holding Corp., a Delaware corporation (the “Company”).  The undersigned understands that K&L Gates LLP will rely on this Certificate in giving its legal opinion or opinions in connection with the Credit Agreement dated as of ___________, 2012 (the “Credit Agreement”), between the Horsehead Corporation, as Borrower, the Company, as the Guarantor and Banco Bilbao Vizcaya Argentaria, S.A., as the Lender (the “Lender”), pursuant to which the Lender is to provide partial financing of certain contracts entered into between the Borrower and Técnicas Reunidas S.A.

I hereby certify that I am a duly elected, qualified and incumbent officer of the Company, that I am authorized by the Company to make, execute and deliver this Certificate, and that I am personally familiar with the following facts.  On behalf of the Company in my capacity set forth above, I further certify that:

1.           Articles of Incorporation.  Attachment 1 attached to this Certificate is a true, complete and correct copy of the Certificate of Incorporation of the Company in effect on the date of this Certificate.  Except as set forth in Attachment 1 there has not been any amendment or other modification of the Certificate of Incorporation nor any proceeding of the Board of Directors or shareholders of the Company with respect to any proposed amendment or modification.

2.           Bylaws.  Attachment 2 attached to this Certificate is a true, complete and correct copy of the Bylaws of the Company in effect on the date of this Certificate.  Except as set forth in Attachment 2 there has not been any amendment or other modification of the Bylaws nor any proceeding of the Board of Directors or shareholders of the Company with respect to any proposed amendment or modification.

3.           Corporate Proceedings.  Attachment 3 attached to this Certificate is a true, complete and correct copy of all proceedings (including all resolutions and other actions) of the Board of Directors of the Company relating to the transaction identified above.  All such resolutions and actions were duly adopted or taken by the Board of Directors in accordance with the Company’s bylaws and the laws of the State of Delaware.  All such resolutions and actions remain in full force and effect and, except as set forth on Attachment 3, there has not been any amendment or other modification of any of those resolutions or actions, written or oral.  The shareholders of the Company have not adopted any resolution or taken any other action, written or oral, with respect to the transaction described above.

4.           Corporate Existence.  No action or proceeding has been taken or commenced, or is currently threatened, by or against the Company to dissolve the Company, to revoke its charter, or to discontinue its business; no receiver, liquidator or trustee has been or is proposed to be appointed for the Company or any of its properties; the Company has not been and is not proposed to be adjudged bankrupt or insolvent; and no arrangement or reorganization for the benefit of creditors relating to the Company has occurred or is proposed.

5.           Qualification to do Business.  Attachment 4 attached to this Certificate identifies all jurisdictions in which the Company is qualified to do business as a foreign corporation.

6.           Material Contracts.  Attachment 5 attached to this Certificate identifies all loan agreements and evidences of indebtedness to which the Company is a party and all other agreements or instruments to which the Company is a party and that are material to the business or financial condition of the Company.

7.           Business of the Company.  The Company is the parent company of Horsehead Corporation, a producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, Inc., a recycler of nickel-bearing wastes and nickel-cadmium batteries in North America; and Zochem Inc., a producer of zinc oxide in North America.

8.           K&L Gates LLP may rely on the statements made in this Certificate as a basis for its legal opinion or opinions to be given in connection with the transaction mentioned above.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate and caused it to be delivered to K&L Gates LLP as of the date first above written

HORSEHEAD HOLDING CORP.

By: ________________________________________
Name:  Gary R. Whitaker
Title: Vice President, General Counsel and Secretary

ATTACHMENT 1 TO HORSEHEAD HOLDING CORP. FACT CERTIFICATE

CERTIFICATE OF INCORPORATION

ATTACHMENT 2 TO HORSEHEAD HOLDING CORP. FACT CERTIFICATE

BYLAWS

ATTACHMENT 3 TO HORSEHEAD HOLDING CORP. FACT CERTIFICATE

RESOLUTIONS

ATTACHMENT 4 TO HORSEHEAD HOLDING CORP. FACT CERTIFICATE

FOREIGN QUALIFICATIONS

ATTACHMENT 5 TO HORSEHEAD HOLDING CORP. FACT CERTIFICATE

MATERIAL CONTRACTS

1.	Indenture, dated as of July 27, 2011, between Horsehead Holding Corp., as Issuer andU.S. Bank National Association, as trustee

2.
Revolving Credit and Security Agreement, dated as of September 28, 2011, by and among Horsehead Corporation, as borrower, Horsehead Holding Corp., as guarantor, and PNC Bank, National Association, as agent and lender

3.	Indenture dated as of July 26, 2012 among Horsehead Holding Corp., the Subsidiary Guarantors Party thereto and U.S. Bank National Association as Trustee and as Collateral Agent

EXHIBIT C TO K&L GATES LLP LEGAL OPINION

Certificate of Good Standing of the Borrower from the Secretary of State of the State of Delaware

EXHIBIT D TO K&L GATES LLP LEGAL OPINION

Certificate of Good Standing of the Guarantor from the Secretary of State of the State of Delaware